Exhibit 99.1
Questcor Repurchases 1.8 Million Common Shares from Inverlochy
Consultadoria & Servicos L.D.A.
Union City, CA — September 4, 2008 — Questcor Pharmaceuticals, Inc. (NasdaqCM: QCOR) today announced that it has concluded a privately negotiated agreement to repurchase 1,800,000 shares of its common stock at a purchase price of $5.06 per share for a total purchase price of $9,108,000 from Inverlochy Consultadoria & Servicos L.D.A. This repurchase is a privately negotiated transaction and not part of Questcor’s previously announced share repurchase program. The Company has 3.5 million shares of remaining share repurchase authority under this program.
Commenting on the announcement, President and Chief Executive Officer Don Bailey stated: “The decision to enter into this agreement is consistent with our long-held view that the repurchase of our shares is a very attractive use of capital not needed for our research and development programs, the sponsorship of patient assistance programs or other growth initiatives. Furthermore, using internal capital to repurchase our shares reflects our confidence in our Company’s overall financial position as well as growth opportunities. During 2008, Questcor has repurchased 7.5 million of our common shares and all of our Series A preferred shares for approximately $46 million.”
“We are happy to continue our investment in Questcor and we remain confident that the company’s management will continue to deliver long-term value to its shareholders,” said the Management of Inverlochy Consultadoria & Servicos. “We decided as a long-term shareholder to offer the company an opportunity to repurchase a portion of shares held by our organization in addition to seizing the opportunity to lock in a profit at the stock’s current price.”
The repurchase was funded with internal capital. After this $9.1 million repurchase, Questcor’s total cash, cash equivalents and short-term investments were approximately $41 million.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement its strategy and business model for Acthar, the introduction of competitive products, regulatory changes including possible outcomes relating to a recent Congressional hearing regarding orphan drug pricing, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to attract and retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research and development risks, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT INFORMATION: Questcor Pharmaceuticals, Inc. Don Bailey Steve Cartt 510-400-0700 IR2@Questcor.com
EVC Group, Inc.
Investors Doug Sherk 415-896-6820 Dahlia Bailey 415-896-6820	Media Steve DiMattia 646-201-5445

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